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EXHIBIT 3.11


                            CERTIFICATE OF AMENDMENT
                             OF RESTATED AND AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                             TELENETICS CORPORATION

         David L. Stone hereby certifies that:

         1. He is the President and Secretary of Telenetics Corporation, a California corporation.

         2. Article Third of the Restated and Amended Articles of Incorporation of this corporation is amended to read as follows:

         THIRD: The total number of shares which this corporation shall have authority to issue is one hundred five million (105,000,000) shares of capital stock, of which one hundred million (100,000,000) shares shall be designated Common Stock, without par value, and five million (5,000,000) shares shall be designated Preferred Stock, without par value. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine. The voting powers, preferences, privileges and relative, participating, optional, and other special rights, and the qualifications, limitations or restrictions, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, before issuance, by resolution or resolutions, the designation, number, voting powers, preferences, privileges and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of, each such series.

         3. The foregoing Certificate of Amendment of Restated and Amended Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

         4. The foregoing Certificate of Amendment of Restated and Amended Articles of Incorporation set forth herein has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%). The total number of shares of the corporation entitled to vote is 27,965,428 shares of common stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: May 16, 2002
                                         /s/ David L. Stone
                                         ---------------------------------------
                                         David L. Stone, President and Secretary